Consent of Independent Registered Public Accounting Firm

Those charged with governance of Talcott Resolution Life Insurance Company Separate Account Twelve:

We consent to the use, in this Post-Effective Amendment No. 26 to Registration Statement No. 333-114401 on Form S-6 (the Registration Statement), of our report, dated April 29, 2021, with respect to the statements of assets and liabilities of Talcott Resolution Life Insurance Company Separate Account Twelve (comprised of the sub-accounts listed in the Appendix to our report) as of December 31, 2020, and the related statements of operations and changes in net assets for each of the years or periods in the three-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, included herein in the Statement of Additional Information, which is a part of the Registration Statement, and to the references to our firm under the heading “Experts” in the General Information section.

/s/KPMG LLP

Boston, Massachusetts
April 29, 2021